                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders of LDA Systems, Inc.:


     We have audited the balance sheets of LDA Systems, Inc. (a development stage enterprise) as of June 30, 1994 and 1993 and the related statements of operations, changes in shareholders' equity and cash flows for the years ended June 30, 1994 and 1993 and for the cumulative period from April 24, 1992 (date of inception) through June 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LDA Systems, Inc. (a development stage enterprise) at June 30, 1994 and 1993, and the results of its operations and its cash flows for the years ended June 30, 1994 and 1993 and for the cumulative period from April 24, 1992 (date of inception) through June 30, 1994 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2, the Company anticipates that it will exhaust its cash reserves by March 1995, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also discussed in Note 2. The financial statements do not include any adjustments that might result from this uncertainty.

COOPERS & LYBRAND L.L.P.


/s/ Coopers & Lybrand L.L.P.

Los Angeles, California
August 23, 1994

                                LDA SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                                           BALANCE SHEETS



                                            ASSETS

                                                                        June 30, 1993  June 30, 1994
                                                                        -------------  -------------

Cash and cash equivalents. . . . . . . . . . . . . . . . . . . . . . .     $  462,690    $   990,128
Prepaid expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .         22,000         10,000
                                                                           ----------     ----------
Total Current Assets . . . . . . . . . . . . . . . . . . . . . . . . .        484,690      1,000,128
Property and equipment, net. . . . . . . . . . . . . . . . . . . . . .             --            723
                                                                           ----------     ----------
Total Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  484,690     $1,000,851
                                                                           ----------     ----------
                                                                           ----------     ----------

                            LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities:
          Payable to IRIS. . . . . . . . . . . . . . . . . . . . . . .     $   59,739     $  150,772
          Accrued expenses . . . . . . . . . . . . . . . . . . . . . .          9,767         26,978
                                                                           ----------     ----------
Total Current Liabilities. . . . . . . . . . . . . . . . . . . . . . .         69,506        177,750
Long Term Liabilities:
          Class A Note . . . . . . . . . . . . . . . . . . . . . . . .            100            100
                                                                           ----------     ----------
Total Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . .         69,606        177,850
                                                                           ----------     ----------
Commitments (note 4)


                                     SHAREHOLDERS' EQUITY

Common stock, $.01 par value, 200,600 shares authorized,
          107,750 (1993) and 193,464 (1994)
          shares issued and outstanding. . . . . . . . . . . . . . . .          1,078          1,935
Additional paid-in capital . . . . . . . . . . . . . . . . . . . . . .        768,588      1,967,731
Deficit accumulated during the development stage . . . . . . . . . . .       (354,582)    (1,146,665)
                                                                           ----------     ----------

Total Shareholders' Equity . . . . . . . . . . . . . . . . . . . . . .        415,084        823,001
                                                                           ----------     ----------

Total Liabilities and Shareholders' Equity . . . . . . . . . . . . . .     $  484,690     $1,000,851
                                                                           ----------     ----------
                                                                           ----------     ----------



   The accompanying notes are in integral part of these financial statements.


                                                      STATEMENTS OF OPERATIONS

                                                                                                                   Cumulative
                                                                              For the        For the      From April 24, 1992
                                                                           Year Ended     Year Ended      (Date of Inception)
                                                                        June 30, 1993  June 30, 1994    through June 30, 1994
                                                                        -------------  -------------    ---------------------

Interest income. . . . . . . . . . . . . . . . . . . . . . . . . . . .       $ 13,457       $ 10,861               $   24,318
                                                                             --------       --------               ----------

Operating Expenses:
          General & administrative . . . . . . . . . . . . . . . . . .         49,352        105,204                  154,556
          Research & development . . . . . . . . . . . . . . . . . . .        308,687        677,740                  986,427
          License fee. . . . . . . . . . . . . . . . . . . . . . . . .         10,000         20,000                   30,000
                                                                             --------       --------               ----------
          Total operating expenses . . . . . . . . . . . . . . . . . .        368,039        802,944                1,170,983
                                                                             --------       --------               ----------

Net loss   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $354,582       $792,083               $1,146,665
                                                                             --------       --------               ----------
                                                                             --------       --------               ----------

Net loss per common share. . . . . . . . . . . . . . . . . . . . . . .          $3.29          $6.13                    $9.75
                                                                             --------       --------               ----------
                                                                             --------       --------               ----------

Weighted average common shares outstanding . . . . . . . . . . . . . .        107,750        129,179                  117,640
                                                                             --------       --------               ----------
                                                                             --------       --------               ----------



   The accompanying notes are an integral part of these financial statements.

                                LDA SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                            STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                           For the years ended June 30, 1994 and 1993 and
                               for the period April 24, 1992 (date of inception) through June 30, 1994


                                                                                     Additional                         Total
                                                                          Common        Paid-in    Accumulated  Shareholders'
                                                                           Stock        Capital        Deficit         Equity
                                                                         -------    -----------    -----------  -------------

Balance at April 24, 1992. . . . . . . . . . . . . . . . . . . .         $     1    $        99    $        --     $      100

Net loss . . . . . . . . . . . . . . . . . . . . . . . . . . . .              --             --             --             --
                                                                         -------    -----------    -----------     ----------

Balance at June 30, 1992                                                       1             99              0            100

Contribution to Additional Paid-in-Capital . . . . . . . . . . .                          4,900                         4,900

Issuance of 107,750 shares of common stock at
     $10 per share, net of issuance costs of $307,834. . . . . .           1,078        768,588             --        769,666

Repurchase of shares issued upon incorporation . . . . . . . . .              (1)        (4,999)            --         (5,000)

Net loss . . . . . . . . . . . . . . . . . . . . . . . . . . . .              --             --       (354,582)      (354,582)
                                                                         -------    -----------    -----------     ----------

Balance at June 30, 1993                                                   1,078        768,588       (354,582)       415,084

Issuance of 85,714 shares of common stock at $14 per share . . .             857      1,199,143             --      1,200,000

Net loss . . . . . . . . . . . . . . . . . . . . . . . . . . . .              --             --       (792,083)      (792,083)
                                                                         -------    -----------    -----------     ----------

Balance at June 30, 1994                                                 $ 1,935    $ 1,967,731    ($1,146,665)    $  823,001
                                                                         -------    -----------    -----------     ----------
                                                                         -------    -----------    -----------     ----------



    The accompanying notes are an integral part of the financial statements.

                                LDA SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                                      STATEMENTS OF CASH FLOWS

                                                                                                                   Cumulative
                                                                              For the        For the      From April 24, 1992
                                                                           Year Ended     Year Ended      (Date of Inception)
                                                                        June 30, 1993  June 30, 1994    through June 30, 1994
                                                                        -------------  -------------    ---------------------

Cash flows from operating activities:

       Net loss. . . . . . . . . . . . . . . . . . . . . . . . . . . .      $(354,582)     $(792,083)             $(1,146,665)

       Adjustment to reconcile net loss to
       cash used by operating activities:
             Depreciation  . . . . . . . . . . . . . . . . . . . . . .             --            855                      855

       Changes in assets and liabilities:
       Prepaid expenses. . . . . . . . . . . . . . . . . . . . . . . .        (22,000)        12,000                  (10,000)
       Payable to IRIS . . . . . . . . . . . . . . . . . . . . . . . .         59,739         91,033                  150,772
       Accrued expenses. . . . . . . . . . . . . . . . . . . . . . . .          9,767         17,211                   26,978
                                                                            ---------     ----------              -----------

       Net cash flows used by operating activities . . . . . . . . . .       (307,076)    (  670,984)               ( 978,060)
                                                                            ---------     ----------              -----------

Cash flows from investing activities:
       Acquisition of property  and equipment. . . . . . . . . . . . .             --         (1,578)                  (1,578)
                                                                            ---------     ----------              -----------

       Cash flows used by investing activities . . . . . . . . . . . .             --         (1,578)                  (1,578)
                                                                            ---------     ----------              -----------

Cash flows from financing activities:
       Issuance of common stock for cash,
       net of $307,864 in issuance costs (1993). . . . . . . . . . . .        769,666      1,200,000                1,969,666
       Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             --             --                      100
                                                                            ---------     ----------              -----------

       Cash flows provided by financing activities . . . . . . . . . .        769,666      1,200,000                1,969,766
                                                                            ---------     ----------              -----------

Net increase in cash and cash equivalents. . . . . . . . . . . . . . .        462,590        527,438                  990,128

Cash and cash equivalents at beginning of the period . . . . . . . . .            100        462,690                       --
                                                                            ---------     ----------              -----------

Cash and cash equivalents at end of the period . . . . . . . . . . . .      $ 462,690     $  990,128              $   990,128
                                                                            ---------     ----------              -----------
                                                                            ---------     ----------              -----------



   The accompanying notes are an integral part of these financial statements.

                                LDA SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS

1.   ORGANIZATION AND BUSINESS OPERATIONS.

     LDA Systems, Inc. ("LDA"), a development stage enterprise, was incorporated in April 1992 in Delaware to engage in the research, development and clinical testing of a white blood cell differential analyzer ("The White IRIS-TM-).

     LDA does not anticipate the receipt of any significant revenues unless and until The White IRIS-TM- is successfully commercialized. International Remote Imaging Systems, Inc. ("IRIS") has completed development of a prototype commercial instrument which successfully incorporates most of the technology considered essential for the commercial market. However, significant additional work must be completed before the White IRIS-TM- will be ready for the commercial market, and that work could prove unsuccessful.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

     Basis of Presentation:

     LDA's cash requirements for the foreseeable future will consist primarily of its financial obligations under the Development Agreement, expenses associated with preparing an FDA application and its operating expenses. Total research and development expenditures for The White IRIS-TM- are currently averaging $73,000 per month. Pursuant to the terms of the Development Agreement, LDA and IRIS are funding approximately $58,000 and $15,000, respectively, of this amount per month. LDA anticipates that it will have sufficient funds to complete commercial development of The White IRIS-TM-, however, at its current level of operations, LDA anticipates that it will exhaust its cash reserves by March 1995.

     LDA also believes that IRIS has sufficient cash on hand plus short term investments to fund LDA's operations at their current level for at least the next year. But its present funding commitment under the Development Agreement is limited to approximately $15,000 per month until December 1994 and $5,000 for January 1995. Although IRIS may elect to provide additional funding beyond this level, it is not obligated to do so.

     There can be no assurance that LDA will have the funds necessary to cover operating costs through its next fiscal year, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

     Cash and Cash Equivalents:

     Cash and cash equivalents comprise money market and checking accounts. LDA places its cash and cash equivalents with high credit quality institutions and at times these deposits may be in excess of the federally insured limit.

     Net Loss Per Common Share:

     Net loss per common share is computed based on the weighted average number of common shares outstanding during the period. LDA has paid no dividends on its common stock to date.

     Income Taxes:

     LDA adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," effective July 1, 1993. The adoption of this statement did not have an affect on LDA's financial position or results of operations.

3.   INITIAL AND SECONDARY PUBLIC OFFERINGS.

     In July 1992, LDA commenced an offering of up to 200,000 units at $10.00 per unit. Each unit consisted of one share of callable LDA common stock and ten IRIS warrants, each IRIS warrant entitling the holder to purchase one share of common stock of IRIS at $.75 per share. LDA successfully closed the offering in October 1992 after having received subscriptions for 107,750 units. After reimbursing IRIS for the costs of the offering, the net proceeds to LDA amounted to approximately $769,000. On July 12, 1993, the IRIS warrants were automatically adjusted to reflect the 1 for 5 reverse stock split of the IRIS common stock. As a result, each five IRIS warrants now entitles the holder to purchase one share of IRIS common stock for $3.75.

     In April 1994, LDA completed the sale of 85,714 shares of its common stock and warrants to purchase 248,571 shares of IRIS common stock at an Exercise Price of $3.75 per share, to CORANGE INTERNATIONAL LIMITED. As part of the investment agreement, Corange has the option to participate with IRIS and LDA in the joint development, manufacturing and marketing of a hematology workstation. Also, Corange has appointed two additional members to the LDA Board of Directors.

     Pursuant to LDA's Certificate of Incorporation, IRIS holds an exclusive option to purchase all of the outstanding shares of LDA common stock at an exercise price of $20 per share. The option expires 121 days after termination of the Development Agreement (described below), which terminates not later than July 31, 1995.

4.   AGREEMENTS WITH IRIS.

     As a result of the success of the Offering, LDA and IRIS entered into the following agreements in October 1992: (i) a Technology License Agreement ("Technology License Agreement"), (ii) a Research and Development Agreement ("Development Agreement") and (iii) an Administration and Services Agreement ("Administration and Services Agreement"). Under the Technology License Agreement, IRIS granted LDA an exclusive license to use the IRIS technology to develop, manufacture and market The White IRIS-TM-, and LDA granted IRIS an exclusive license to use all technology developed or acquired by LDA for all purposes other than manufacturing or marketing The White IRIS-TM-. The license granted to LDA will be subject to an existing license agreement between IRIS and Cytocolor, Inc. requiring LDA to pay Cytocolor royalties of $1,000 each on the sale of the first 1,000 units of The White IRIS-TM- plus 8% of the net selling price of certain consumable products, subject to a minimum annual royalty of $20,000 through 2013. LDA is currently paying the minimum annual royalty.
Under the Development Agreement, IRIS is continuing research, development, clinical evaluation and pre-market testing of The White IRIS-TM-. IRIS is funding over a three-year period $500,000 of the direct and indirect costs of performing its duties under the Development Agreement, and LDA is reimbursing IRIS for the additional direct and indirect costs of such work up to a maximum aggregate amount equal to the net proceeds of its unit offerings less certain expenses. Under the Administration and Services Agreement, IRIS is providing certain services, including financial and administrative services, to LDA at cost.

     At June 30, 1994 and 1993, LDA had payables of $150,772 and $59,739, respectively, to IRIS for costs incurred under the above agreements.

5.   LONG TERM DEBT.

     LDA has issued a Promissory Note in the principal amount of $100, without interest, to IRIS. The note is due on the one hundred twenty first day following termination of the Development Agreement and may not be prepaid. While the note is outstanding, LDA may not take certain actions without the consent of IRIS, including, among other things, issuing additional capital stock, merging with another corporation, paying dividends, amending its Certificate of Incorporation or borrowing more than $25,000 in the aggregate.

6.   INCOME TAXES.

     Net operating loss carryforwards for federal income tax purposes are approximately $342,000, and begin expiring in 2008.

     The components of temporary differences which give rise to LDA's net deferred taxes of June 30, 1994 and July 1, 1993 are as follows:


                                                  June 30,             July 1,
                                                      1994                1993
                                                 ---------           ---------

Deferred start up costs   . . . . . . . .        $  62,000           $  82,000

Capitalized research and
      development costs  . . . . . . . . .         763,000             262,000

Net operating loss carryforward . . . . .          123,000               3,000

Valuation allowance . . . . . . . . . . .         (948,000)           (347,000)
                                                 ---------           ---------

Net deferred tax asset  . . . . . . . . .        $       0           $       0
                                                 ---------           ---------
                                                 ---------           ---------


                                LDA Systems, Inc.
                        (a development stage enterprise)

                                 BALANCE SHEETS

                                                                                        June 30, 1994                March 31, 1995
                                                                                        -------------                --------------
                                                                                                                        (unaudited)

ASSETS
    Current Assets
         Cash and cash equivalents                                                       $    990,128                  $    620,047
         Prepaid expenses                                                                      10,000                        15,000
                                                                                         ------------                  ------------
    Total current assets                                                                    1,000,128                       635,047

    Property, plant & equipment                                                                   723                           327
                                                                                         ------------                  ------------

    Total Assets                                                                         $  1,000,851                  $    635,374
                                                                                         ------------                  ------------
                                                                                         ------------                  ------------

LIABILITIES & SHAREHOLDERS' EQUITY
    Current Liabilities:
         Payable to IRIS                                                                 $    150,772                  $    762,834
         Accrued expenses                                                                      26,978                         2,945
                                                                                         ------------                  ------------
    Total current liabilities                                                                 177,750                       765,779

    Long Term Liabilities:
         Class A Note                                                                             100                           100
                                                                                         ------------                  ------------

    Total Liabilities                                                                         177,850                       765,879

SHAREHOLDERS' EQUITY (DEFICIT)
         Common Stock, $.01 par value, 200,600 shares
         authorized, 193,464 shares issued and outstanding                                      1,935                         1,935
         Additional paid-in capital                                                         1,967,731                     1,967,731
         Deficit accumulated in the development stage                                      (1,146,665)                   (2,100,171)
                                                                                         ------------                  ------------
    Total shareholders' equity (deficit)                                                      823,001                      (130,505)
                                                                                         ------------                  ------------
    Total Liabilities and Shareholders' Equity                                           $  1,000,851                  $    635,374
                                                                                         ------------                  ------------
                                                                                         ------------                  ------------



   The accompanying notes are an integral part of these financial statements.

                                LDA Systems, Inc.
                        (a development stage enterprise)

                            STATEMENTS OF OPERATIONS
                                   (unaudited)


                                                                                                                           For the
                                                                                            For the             Three Months Ended
                                                                                 Three Months Ended                 March 31, 1995
                                                                                     March 31, 1994                  (As Restated)
                                                                                 ------------------             ------------------

Interest income                                                                          $    4,532                     $    4,882

Operating Expenses
     General & Administrative                                                                67,655                         27,205
     Research & Development                                                                 445,167                        166,731
     License Fee                                                                             16,500                          5,000
                                                                                         ----------                     ----------
Total Operating Expenses                                                                    529,322                        198,936
                                                                                         ----------                     ----------

Net loss                                                                                 $ (524,790)                    $ (194,054)
                                                                                         ----------                     ----------
                                                                                         ----------                     ----------

Net loss per common share                                                                    $(4.87)                        $(1.00)
                                                                                         ----------                     ----------
                                                                                         ----------                     ----------

Weighted average common shares outstanding                                                  107,750                        193,464
                                                                                         ----------                     ----------
                                                                                         ----------                     ----------



   The accompanying notes are an integral part of these financial statements.

                                LDA Systems, Inc.
                        (a development stage enterprise)

                            STATEMENTS OF OPERATIONS
                                   (unaudited)



                                                                                                                   Cumulative from
                                                         For the                            For the        April 24, 1992 (Date of
                                               Nine Months Ended                  Nine Months Ended             Inception) through
                                                  March 31, 1994                     March 31, 1995                 March 31, 1995
                                               -----------------                  -----------------        -----------------------

Interest income                                       $    4,532                         $   16,653                  $      40,971

Operating Expenses
     General & Administrative                             67,655                             70,622                        225,178
     Research & Development                              445,167                            884,537                      1,870,964
     License Fee                                          16,500                             15,000                         45,000
                                                      ----------                         ----------                   ------------
Total Operating Expenses                                 529,322                            970,159                      2,141,142
                                                      ----------                         ----------                   ------------

Net loss                                              $ (524,790)                        $ (953,506)                  $ (2,100,171)
                                                      ----------                         ----------                   ------------
                                                      ----------                         ----------                   ------------

Net loss per common share                                 $(4.87)                            $(4.93)                       $(15.47)
                                                          ------                             ------                        -------
                                                          ------                             ------                        -------

Weighted average common shares outstanding               107,750                            193,464                        135.787
                                                         -------                             ------                         ------
                                                         -------                             ------                         ------



   The accompanying notes are an integral part of these financial statements.

                                LDA Systems, Inc.
                        (a development stage enterprise)

                            STATEMENTS OF CASH FLOWS
                                   (unaudited)


                                                                                                                   Cumulative from
                                                              For the                         For the      April 24, 1992 (Date of
                                                    Nine Months Ended               Nine Months Ended           Inception) through
                                                       March 31, 1994                  March 31, 1995               March 31, 1994
                                                    -----------------               -----------------      -----------------------

Cash flows from  operations:
     Net loss                                              $ (524,790)                     $ (953,506)                $ (2,100,171)

Adjustment to reconcile net loss to cash used
 by operating activities:
     Depreciation and amortization                                329                             396                        1,251


    Changes in assets and liabilities:
          Prepaid expenses                                     16,500                          (5,000)                     (15,000)
          Accrued expenses                                     (9,767)                        (24,033)                       2,945
          Payable to IRIS                                     146,104                         612,062                      762,834
                                                           ----------                      ----------                 ------------
   Net cash flows used in operations                         (371,624)                       (370,081)                  (1,348,141)
                                                           ----------                      ----------                 ------------
Cash flows from investing activities:
   Acquisition of equipment                                    (1,578)                             --                       (1,578)
                                                           ----------                      ----------                 ------------
Cash flow used by investing activities:                        (1,578)                             --                      ( 1,578)
                                                           ----------                      ----------                 ------------

Cash flows from financing activities
     Issuance of common stock for cash, net of
      $308,000 in issuance costs                                   --                              --                    1,969,666
     Note payable                                                  --                              --                          100
                                                           ----------                      ----------                 ------------
Cash flows from financing activities                               --                              --                    1,969,766
                                                           ----------                      ----------                 ------------

     Net (decrease)  increase in  cash and cash
      equivalents                                            (373,202)                       (370,081)                     620,047
     Cash  and cash equivalents at beginning of
      period                                                  462,690                         990,128                           --
                                                           ----------                      ----------                 ------------
     Cash and cash equivalents at end of period            $   89,488                      $  620,047                 $    620,047
                                                           ----------                      ----------                 ------------
                                                           ----------                      ----------                 ------------

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS

1.   ORGANIZATION AND BUSINESS OPERATIONS.

     LDA Systems, Inc. (LDA), a development stage enterprise, was incorporated in April 1992 in Delaware to engage in the research, development and clinical testing of a white blood cell differential analyzer called "The White IRIS-TM-."

     LDA does not anticipate the receipt of any significant revenues unless and until The White IRIS is successfully commercialized. International Remote Imaging Systems, Inc. (IRIS) has manufactured six prototype commercial instruments which successfully incorporate most of the technology considered essential for the commercial market. Of these, the three most recent instruments were manufactured in compliance with FDA standards for "good manufacturing practices". LDA believes it has completed collection of the data necessary to submit an application for FDA clearance to market The White IRIS-TM- and expects an application will be submitted during the second calendar quarter of 1995. Assuming such approval is granted, IRIS and LDA expect to have completed commercial development of The White IRIS-TM- by that time. However, there can be no assurance that that the project will have produced a commercially feasible or successful product.

     IRIS has an option to purchase for cash or shares of IRIS common stock all of the outstanding shares of Callable LDA common stock at an exercise price of $20 per share. The option expires 121 days after termination of the research and development agreement, which concludes no later than July 31, 1995.

     On April 13, 1995, IRIS elected to exercise its option to acquire all of the outstanding LDA common stock for approximately $3.9 million. IRIS has elected to pay the purchase price with IRIS Common Stock and will issue an aggregate of approximately 495,000 shares in the transaction. The closing date will be June 12, 1995 at which time IRIS will tender 2.5765 shares of IRIS Common Stock for each share of LDA common stock plus cash in lieu of any fractional shares based on a $7.7625 price per share of IRIS Common Stock.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

     Basis of Presentation:

     In the opinion of LDA, the accompanying financial statements contain all normal recurring adjustments necessary to present fairly the financial position of LDA as of March 31, 1995 and the result of its operations for the three and nine months then ended. These financial statements should be read in conjunction with LDA's audited financial statements and related notes for the year ended June 30, 1994.

     LDA's plan of operation through the closing of June 12 will consist primarily of preparing the FDA application.

     Total research and development expenditures for The White IRIS have been averaging approximately $98,000


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

per month. In accordance with the Development Agreement, LDA and IRIS were funding approximately $83,000 and $15,000, respectively, of this amount.

     LDA's cash requirements for the foreseeable future will consist primarily of its financial obligations under the Development Agreement.

     Cash and Cash Equivalents:

     Cash and cash equivalents comprise money market and checking accounts. LDA places its cash and cash equivalents with high credit quality institutions and at times these deposits may be in excess of the federally insured limit.

     Net Loss Per Common Share:

     Net loss per common share is computed based on the weighted average number of common shares outstanding during the period. LDA has paid no dividends on its common stock to date.

     Income Taxes:

     LDA adopted the provisions of Statement of Financial Accounting Standards no. 109 "Accounting for Income Taxes", effective July 1, 1993. The adoption of this statement had no effect on LDA's financial position or results of operations.

     Restatement:

     LDA has restated its previously issued statements of operations for the quarters ended March 31, 1995 and December 31, 1994 to reflect an adjustment for the recognition of research and development costs incurred under its development agreement with IRIS. This adjustment related to the timing of the expense recognized under the agreement and increased the previously reported net loss for the quarter ended December 31, 1994 by $335,612 ($1.74 per share) and reduced the net loss previously reported for the quarter ended March 31, 1995 by $335,612 ($1.74 per share). This adjustment had no effect on the net loss previously reported for the nine months ended March 31, 1995.


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